Exhibit 99.1
For More Information contact:
      James Oliviero
      KSW, Inc.
      (718) 340-1409
      joliviero@ksww.com

                              FOR IMMEDIATE RELEASE
                              ---------------------

                                   KSW REPORTS
                     RECORD 2007 PROFITS AND RECORD BACKLOG

Long Island City, New York--March 5, 2008--KSW, Inc. (NASDAQ: KSW) today reported preliminary fourth quarter and year end financial results for 2007.

Net income for 2007 was $3,662,000, or $.59 per share (basic and diluted), compared to 2006 net income of $3,108,000, or $.52 per share (basic) and $.51 per share (diluted).

During the fourth quarter of 2007, the Company's net income was $940,000, or $.15 per share (basic and diluted), compared to $1,098,000, or $.19 per share (basic) and $.18 per share (diluted), for the fourth quarter of 2006.

Revenues in 2007 increased by $138,000, to $77,266,000, as compared to $77,128,000 in 2006. Revenues for the fourth quarter of 2007 were $18,928,000, a decrease of $663,000, as compared to $19,591,000 in the fourth quarter of 2006.

As of March 1, 2008, the Company's backlog was approximately $134,000,000, which includes only the pre-construction portion of the Mt. Sinai Center for Science and Medicine project. Included in this backlog is a new $14,000,000 contract for a luxury rental project on Manhattan's West Side, being developed by Glenwood Management, a long-time KSW client.

Chairman of the Board, Floyd Warkol, commented: "We have yet to see evidence that the national housing slowdown has affected construction in New York. Our reputation, value engineering, and trade management services continue to attract developers and construction managers."
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About KSW

KSW, Inc., through its totally-owned mechanical subsidiary KSW Mechanical Services, Inc., furnishes and installs heating, ventilating and air conditioning
(HVAC) systems and process piping systems for institutional, industrial, commercial, high-rise residential and public works projects. KSW Mechanical Services, Inc. also acts as trade manager on larger construction projects, such as New York Presbyterian Cardiovascular Center, and the Mount Sinai Center for Science and Medicine where the Company is currently performing pre-construction services.

Safe Harbor Statement

Certain statements contained in this press release are not historical facts, and constitute "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward looking statements generally can be identified as statements that include phrases such as "believe", "expect", "anticipate", "intend", "plan", "foresee", "likely", "should", "will" or other similar words or phrases. Such forward-looking statements concerning management's expectations and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties, and other important factors that could cause actual results to differ materially from expectation of the Company include, among others, the outcome of the year end audit, further internal review of the Company's historical financial statements and AMEX's determination that the Company meets AMEX's listing requirements. All written and oral forward- looking statements of or attributable to the Company or persons acting on behalf of the Company are qualified in their entirety by such factors. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward- looking statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Visit our website at www.kswmechanical.com.